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                                                                 EXHIBIT (a)(20)

                  TEMPLE-INLAND INC. REVISES TERMS AND EXTENDS
         TENDER OFFERS FOR ALL OUTSTANDING SHARES AND NOTES OF GAYLORD
                              CONTAINER CORPORATION



         AUSTIN, TEXAS, December 3, 2001 - Temple-Inland Inc. ("Temple-Inland") and Gaylord Container Corporation ("Gaylord") today announced the signing of an amendment to their merger agreement, which was originally signed and announced on September 27, 2001. Pursuant to the terms of this amendment, Temple-Inland, through its wholly-owned subsidiaries Temple-Inland Acquisition Corporation and Inland Container Corporation I, has revised the terms and extended the expiration dates for its offer to purchase (the "Equity Offer") all outstanding shares of common stock of Gaylord (the "Shares") and its offer to purchase and solicitation of consents (the "Debt Offer") in respect of all outstanding 9-3/8% Senior Notes due 2007 (the "9-3/8% Senior Notes"), 9-3/4% Senior Notes due 2007 (the "9-3/4% Senior Notes") and 9-7/8% Senior Subordinated Notes due 2008 (the "9-7/8% Senior Subordinated Notes" and, together with the 9-3/8% Senior Notes and the 9-3/4% Senior Notes, the "Notes") of Gaylord. The expiration date for both offers is extended until midnight, New York City time, Monday, January 7, 2002. Both offers had previously been scheduled to expire on November 30, 2001. Except as noted herein or in the offering documents referred to below, the terms of the extended offers remain unchanged from the original offers as set forth in the offering materials.

         Under the terms of the revised Equity Offer, the price offered per Share has been reduced to $1.25 per Share to be paid in cash. Gaylord's Board of Directors has unanimously recommended that its stockholders accept the revised offer and tender their shares. Gaylord's Board of Directors has received fairness opinions from Deutsche Banc Alex. Brown Inc. and Rothschild Inc., its financial advisors, stating that the $1.25 per Share in cash to be received by Gaylord's stockholders is fair, from a financial point of view, to such stockholders.

         Under the terms of the revised Debt Offer, the purchase price per $1,000 principal amount of Notes is equal to the amount indicated in the table below (excluding accrued and unpaid interest). The Consent Payment has been eliminated and no Consent Payment will be paid in respect of any Notes tendered in the Debt Offer (including with respect to any Notes tendered prior to any previously existing Consent Payment Deadline).

                                                                      Purchase Price
                     Series of Notes                           (per $1,000 principal amount)
                     ---------------                           -----------------------------
9-3/8% Senior Notes due 2007                                               $875
9-3/4% Senior Notes due 2007                                               $875
9-7/8% Senior Subordinated Notes due 2008                                  $400

         In addition, certain current and former senior executives of Gaylord have agreed to reduce by approximately $16.9 million in the aggregate, or approximately 43%, the benefits to which they would otherwise be entitled upon consummation of the merger pursuant to change in control

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provisions contained in certain employment or severance arrangements or
Gaylord's Supplemental Executive Retirement Plan.

         Temple-Inland has been advised by Computershare Trust Company of New York, the depositary for the offers, that as of midnight on November 30, 2001, stockholders of Gaylord had tendered into the Equity Offer 49,582,104 Shares, which represents approximately 89% of Gaylord's outstanding Shares. Further, Temple-Inland has been advised by Computershare that as of midnight on November 30, 2001, holders of Gaylord's Notes had tendered into the Debt Offer Notes representing $313,000 aggregate principal amount of the 9-3/8% Senior Notes, $1,269,500 aggregate principal amount of the 9-3/4% Senior Notes and $690,000 aggregate principal amount of the 9-7/8% Senior Subordinated Notes.

GAYLORD STOCKHOLDERS ARE ADVISED TO READ THE OFFER TO PURCHASE, DATED SEPTEMBER 28, 2001, AS AMENDED AND SUPPLEMENTED BY THE SUPPLEMENT, DATED DECEMBER 3, 2001, WHICH SUPPLEMENT WILL BE FILED BY TEMPLE-INLAND AND THE ACQUISITION SUBSIDIARY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND THE RELATED AMENDED AND RESTATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY GAYLORD WITH THE COMMISSION. THE SUPPLEMENT TO THE OFFER TO PURCHASE AND RELATED AMENDED AND SUPPLEMENTED TENDER OFFER DOCUMENTS AND THE AMENDED AND RESTATED SOLICITATION/RECOMMENDATION STATEMENT WILL BE MAILED TO GAYLORD STOCKHOLDERS AND WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER FOR THE SHARES. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF GAYLORD, AT NO EXPENSE TO THEM, BY CONTACTING THE INFORMATION AGENT, D. F. KING & CO., INC. BANKERS AND BROKERS PLEASE CALL COLLECT AT (212) 269-5550 AND ALL OTHERS PLEASE CALL TOLL FREE AT (800) 549-6650. THESE DOCUMENTS ALSO WILL BE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

HOLDERS OF THE NOTES ARE ADVISED TO READ THE OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT, DATED SEPTEMBER 28, 2001, AS AMENDED AND SUPPLEMENTED BY THE SUPPLEMENT, DATED DECEMBER 3, 2001, RELATING TO THE DEBT OFFER. THE SUPPLEMENT WILL BE MAILED TO HOLDERS OF NOTES AND WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER FOR THE NOTES. THESE DOCUMENTS WILL BE MADE AVAILABLE TO ALL HOLDERS OF THE NOTES, AT NO EXPENSE TO THEM, BY CONTACTING THE INFORMATION AGENT, D. F. KING & CO., INC. BANKERS AND BROKERS PLEASE CALL COLLECT AT (212) 269-5550 AND ALL OTHERS PLEASE CALL TOLL FREE AT (800) 549-6650.

         Temple-Inland is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. Temple-Inland's 2.2 million acres of forestland are


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certified as managed in compliance with ISO 14001 and in accordance with the
Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is http://www.templeinland.com.

         Gaylord is a national major manufacturer and distributor of brown paper packaging products including corrugated containers and sheets, multiwall and retail bags, containerboard and unbleached kraft paper. Gaylord's common stock
(GCR) is traded on the American Stock Exchange. Gaylord's address on the World Wide Web is http://www.gaylordcontainer.com.

         This announcement is not an offer to purchase or a solicitation of an offer to purchase Shares or Notes, or a solicitation of consents with respect to the Notes. The Equity Offer is being made solely by the Offer to Purchase, dated September 28, 2001, as amended and supplemented by the Supplement, dated December 3, 2001. The Debt Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated September 28, 2001, as amended and supplemented by the Supplement, dated December 3, 2001. This release contains forward-looking statements that involve risks and uncertainties with respect to Temple-Inland and Gaylord. The actual results achieved by Temple-Inland or Gaylord may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and Gaylord and their respective subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of Temple-Inland and Gaylord and their respective subsidiaries.

Investor Contacts

Doyle R. Simons
Vice President, Administration
Temple-Inland Inc.
512-434-3737

Richard E. Storat
Director, Corporate Affairs
Gaylord Container Corporation
847-405-5645